UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

   Certification and Notice of Termination of Registration under Section
            12(g) of the Securities Exchange Act of 1934

                                       or

 Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                 Securities Exchange Act of 1934.

                       Commission file number:   33-23954

                 PRINCIPAL GROWTH MORTGAGE INVESTORS FUND, L.P.
             (Exact name of registrant as specified in its charter)


         3 World Financial Center, 29th Floor, New York, NY 10285-2900,
                                 (212) 526-3237
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Limited Partnership Interests
            (Title of each class of securities covered by this Form)




      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  [X]                   Rule  12h-3(b)(1)(i)
    Rule 12g-4(a)(1)(ii)                       Rule  12h-3(b)(1)(ii)
    Rule 12g-4(a)(2)(i)                        Rule  12h-3(b)(2)(i)
    Rule 12g-4(a)(2)(ii)]                      Rule  12h-3(b)(2)(ii)
    Rule 15d-6

   Appropriate  number of holders of record as of the certification
or notice date:   0

   Pursuant to the requirements of the Securities Exchange Act of 1934, Principal Growth Mortgage Investors Fund, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                      Principal Growth Mortgage  Investors Fund, L.P.

Date: January 30, 1997      By: Principal  Growth  Realty Managment, Inc.
                                General Partner


                                /s/ Kenneth L. Zakin
                            By:  Kenneth L. Zakin
                                 Director and President